                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                                USA Truck, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                             (USA TRUCK, INC. LOGO)

                                 USA TRUCK, INC.
                            3200 INDUSTRIAL PARK ROAD
                            VAN BUREN, ARKANSAS 72956


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 7, 2003

To the Stockholders of USA Truck, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of USA Truck, Inc. (the "Company") will be held at the corporate offices of the Company at 3200 Industrial Park Road, Van Buren, Arkansas 72956, on Wednesday, May 7, 2003 at 10:00 a.m., local time, for the following purposes:

1. To elect three (3) Class II directors for a term expiring at the 2006 Annual Meeting of Stockholders.

2. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on February 19, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     The Company's Proxy Statement is submitted herewith. The Annual Report for the year ended December 31, 2002 is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement.

                                             By Order of the Board of Directors

                                             CLIFTON R. BECKHAM
                                             Secretary

Van Buren, Arkansas
April 16, 2003

                             YOUR VOTE IS IMPORTANT.

YOU ARE URGED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM WILL BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

                                 USA TRUCK, INC.
                            3200 INDUSTRIAL PARK ROAD
                            VAN BUREN, ARKANSAS 72956

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 7, 2003

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the "Company" or "USA Truck"), for use at the Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The mailing address of the Company is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and its telephone number is (479) 471-2500.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no special compensation therefore, may solicit proxies in person or by telephone, telegraph, facsimile or other means. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock of the Company.

     The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 16, 2003.

                              REVOCABILITY OF PROXY

     Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to Clifton R. Beckham, Secretary of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein. If no direction is given, such shares will be voted for election of the nominees for director set forth herein.

                       OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on February 19, 2003 as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting. As of the record date, 9,325,908 shares of Common Stock were outstanding. Each stockholder will be entitled to one vote for each share of Common Stock owned of record on the record date. The stock transfer books of the Company will not be closed. Stockholders are not entitled to cumulative voting with respect to the election of directors. The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, are necessary to constitute a quorum.

                 REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

     The Company's bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions or broker non-votes will have no effect on the election of directors.

     As indicated in the table under the heading " Security Ownership of Certain Beneficial Owners, Directors and Executive Officers," the directors and executive officers of the Company beneficially owned more than 50% of the outstanding shares of the Company's Common Stock as of the record date and therefore collectively have the ability to control the outcome of the vote on the election of a director at the Annual Meeting.

                              ELECTION OF DIRECTORS

     The Restated and Amended Certificate of Incorporation of the Company provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each. In accordance with the bylaws, the number of directors constituting the entire Board has been decreased to seven. The Board of Directors presently consists of seven persons.

     The current term of office of the three Class II directors will expire at the 2003 Annual Meeting and three directors have been nominated for re-election at the meeting for a term expiring at the 2006 Annual Meeting:

                                    CLASS II

                               TERM EXPIRING 2006

                             Roland S. Boreham, Jr.
                                Terry A. Elliott
                                 Jerry D. Orler


     Proxies may not be voted at the 2003 Annual Meeting of Stockholders for more than three nominees for election as directors. Each of the nominees has consented to serve if elected and, if elected, will serve until the 2006 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

     Class I and Class III directors are currently serving terms expiring in 2005 and 2004, respectively. The Class I directors are Jim L. Hanna and Joe D. Powers, and the Class III directors are Robert M. Powell and James B. Speed.

     All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed. It is expected that the nominees will be available for election, but if for any unforeseen reason any such nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Board of Directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each nominee, each executive officer named in the Summary Compensation Table, each current director of the Company and all directors and executive officers as a group, including the name, age and term of office as a director for each individual and the beneficial ownership of Common Stock of the Company as of February 19, 2003 for each individual and the group. The table also lists all stockholders known to the Company to own, directly or indirectly, more than 5% of the outstanding shares of Common Stock, the Company's only class of voting securities, as of February 19, 2003. Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him.

                                                                                       COMMON STOCK
                                                                                    BENEFICIALLY OWNED
                                                                           --------------------------------------
                                                             DIRECTOR         NUMBER OF              PERCENT
                    NAME                          AGE         SINCE            SHARES*               OF CLASS
---------------------------------------------    ------     -----------    -----------------      ---------------


DIRECTORS AND NOMINEES FOR DIRECTOR

Robert M. Powell                                  68           1985               2,254,300(1)             24.2%

James B. Speed                                    69           1988               1,996,172(2)             21.4%

Jerry D. Orler**                                  60           1988                 383,651(3)              4.1%

Roland S. Boreham, Jr.**                          78           1992                  19,000                  (4)

Jim L. Hanna                                      69           1992                  23,600                  (4)

Joe D. Powers                                     62           2000                      --                  (4)

Terry A. Elliott**                                57           2003                      --                  (4)

NAMED EXECUTIVE OFFICERS (EXCLUDING PERSONS NAMED ABOVE)

Garry R. Lewis                                    57            --                   12,081(5)               (4)

Jerry W. Cottingham                               58            --                    5,475(6)               (4)

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (12 PERSONS)                      4,703,494                50.4%

BENEFICIAL OWNERS OF MORE THAN 5% OF OUTSTANDING COMMON STOCK (EXCLUDING PERSONS NAMED ABOVE)

Wellington Management Company, LLP                                                  658,200(7)              7.1%

Wasatch Advisors, Inc.                                                              990,606(8)             10.6%



---------------

* All fractional shares (which were acquired through participation in the Company's Employee Stock Purchase Plan) have been rounded down to the nearest whole share.

**   Current nominee for re-election as a director.

(1) The amount shown includes (a) 10,000 shares of Common Stock held by Mr. Powell's wife (of which Mr. Powell disclaims beneficial ownership) (b) 5,000 shares of Common Stock Mr. Powell has the right to acquire pursuant to presently exercisable options.

(2) The amount shown includes 90,453 shares of Common Stock held by Mr. Speed's wife (of which Mr. Speed disclaims beneficial ownership).

(3) The amount shown includes (a) 166,000 shares of Common Stock held by Mr. Orler's wife (of which Mr. Orler disclaims beneficial ownership) (b) 5,000 shares of Common Stock Mr. Orler has the right to acquire pursuant to presently exercisable options.

(4)  The amount represents less than 1% of the outstanding shares of Common
     Stock.

(5) The amount shown includes 2,600 shares of Common Stock Mr. Lewis has the right to acquire pursuant to presently exercisable options.

(6) The amount shown includes 2,600 shares of Common Stock Mr. Cottingham has the right to acquire pursuant to presently exercisable options.

(7) This information is based solely on a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003, which indicates that Wellington Management Company, LLP, an investment adviser, has shared voting power with respect to 547,000 of the shares, and shared dispositive power with respect to all 658,200 shares indicated as being beneficially owned by it.

(8) This information is based solely on a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003, which indicates that Wasatch Advisors, Inc., an investment adviser, has sole voting and dispositive power with respect to all 990,606 shares indicated as being beneficially owned by it.

     The address of Mr. Powell and Mr. Speed is 3200 Industrial Park Road, Van Buren, Arkansas 72956. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address of Wasatch Advisors, Inc. is 7450 Campus Drive, 2nd Floor, Ste. 200, Colorado Springs, Colorado 80920.

             ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

BIOGRAPHICAL INFORMATION

     Robert M. Powell has served as Chairman of the Board since October 2000 and Chief Executive Officer ("CEO") of the Company since December 1988 and as a director since 1985. He served as President from December 1988 to February 2002. He was employed by ABF Freight System, Inc. ("ABF Freight"), a national trucking company and a subsidiary of Arkansas Best Corporation, for 28 years, most recently as Senior Vice President of Arkansas Best Corporation from 1979 to December 1988. He served as Executive Vice President of ABF Freight from 1973 to 1985 and as Vice President, Operations of ABF Freight from 1970 to 1973.

     James B. Speed has served as a director of the Company since December 1988. Mr. Speed served as Chairman of the Board from December 1988 until he retired in October 2000. He was employed by ABF Freight for more than 20 years, most recently as President and a director from 1967 through 1979. He also served as a director and Vice President of Arkansas Best Corporation from 1966 to 1979.

     Jerry D. Orler has served as a director of the Company since December 1988 and President since February 2002. He served as Vice President, Finance and Chief Financial Officer ("CFO") from January 1989 to February 2002. He also served as Secretary of the Company from February 1992 to July 2001 and as Treasurer of the Company from 1989 to November 1993. Prior to 1989, he was employed by Arkansas Best Corporation and its subsidiaries for 24 years. He most recently served as the Senior Vice President of National Account Sales of Riverside Furniture Corporation, a furniture manufacturer from 1987 through 1988. Mr. Orler is a Certified Public Accountant and an advisory director of BancorpSouth of Fort Smith, Arkansas.

     Roland S. Boreham, Jr. has served as a director of the Company since February 1992. He has been Chairman of the Board of Baldor Electric Company, a manufacturer of electrical motors, since 1981. He also served as Chief Executive Officer of that company from 1978 to November 1992. He served as President of Baldor Electric Company from 1975 to 1978 and has been employed by that company in various capacities since 1961.

     Jim L. Hanna has served as a director of the Company since February 1992. He has been Chairman of the Board of Hanna Oil and Gas Company, an exploration and production company with operations in Arkansas, Oklahoma, Texas and Alberta, Canada since March 2000. He founded that company in 1965 and served as its President from 1965 until March 2000. Mr. Hanna is an advisory director of Regions Bank of Fort Smith, Arkansas.

     Joe D. Powers has served as a director of the Company since May 2000. He is Chairman of the Advisory Board of Regions Bank of Fort Smith, Arkansas (formerly known as Merchants National Bank of Fort Smith and more recently as Deposit Guaranty National Bank) since May 2000. He served as Chairman of the Advisory Board and CEO of Deposit Guaranty National Bank (formerly known as Merchants National Bank) of Fort Smith, Arkansas from August 1997 until June 1998. He was Chairman of the Board and CEO of Merchants National Bank of Fort Smith, Arkansas from September 1982 until August 1997. Mr. Powers has been involved in the banking industry since 1962.

     Terry A. Elliott has served as a director of the Company since January 2003. He is CFO and a member of the Board of Directors of Safe Foods Corporation in North Little Rock, Arkansas. Mr. Elliott also is a director of Superior Financial Corporation (the holding company for Superior Federal Bank, F.S.B.). He was employed by Ernst & Young LLP from 1968 to 1994 in a variety of positions, including Managing Partner for the Firm's operations in Arkansas. In 1994, Mr. Elliott joined TCBY Enterprises as Senior Vice President in charge of administrative functions of the company. Mr. Elliott is a CPA, licensed in the states of Texas and Arkansas.

     There is no family relationship between any director or executive officer and any other director or executive officer of the Company.

BOARD MEETINGS AND COMMITTEES

     In 2002, the Board held four meetings. The Board has a standing Executive Compensation Committee, Audit Committee, Non-employee Director Stock Option Committee and Employee Stock Option Committee. All members of the Board of Directors attended at least 75% of the meetings of the Board of Directors and committees on which they served.

     The primary purposes of the Executive Compensation Committee are to recommend to the Board matters pertaining to compensation of the Company's executive officers and contributions to the Company's 401(k) Investment Plan. The Executive Compensation Committee met twice in 2002 and is currently composed of James B. Speed as Chairman, Roland S. Boreham, Jr. and Jim L. Hanna. See "Executive Compensation--Report of Compensation Committee on Annual Compensation."

     The Audit Committee meets with representatives of the Company's independent auditors to review the auditors' findings during the conduct of the annual audit and to discuss recommendations with respect to the Company's internal control policies and procedures. The Audit Committee also reviews quarterly financial and operating results of the Company, through meetings and conference calls, with the management, independent auditors and securities counsel of the Company. The Board has adopted a charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail. The Audit Committee met two times in person and four times via conference call during 2002 and is currently composed of Terry A. Elliott (Chairman), Joe D. Powers and Roland S. Boreham, Jr. All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealer's listing standards. See "Independent Auditor--Report of Audit Committee."

     The Non-employee Director Stock Option Committee, which did not meet in 2002, is composed of Robert M. Powell (Chairman) and Jerry D. Orler.

     The Employee Stock Option Committee, which met once during 2002, is composed of Roland S. Boreham, Jr. (Chairman) and Jim L. Hanna.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are Robert M. Powell, Jerry D. Orler, Clifton R. Beckham, Jerry W. Cottingham, Brandon D. Cox, Dwain R. Key and Garry
R. Lewis. Biographical information for Mr. Powell and Mr. Orler is set forth under the heading "Additional Information Regarding the Board of Directors--Biographical Information" above.

     Clifton R. Beckham has served as Vice President, Finance and CFO since February 2002 and as Secretary since July 2001. He served as Treasurer from July 2001 until May 2002, as Controller from October 1999 until

July 2001 and as Chief Accountant from June 1996 until October 1999. Mr. Beckham is a Certified Public Accountant and a director of the Arkansas Best Federal Credit Union.

    Jerry W. Cottingham has served as Vice President, Dedicated Services/Logistics-Sales since November 2000. He also served as Vice President, Logistics from January 2000 until November 2000. He joined the Company in November 1999 as Vice President, Sales as part of the Company's acquisition of CCC Express where he served as President and Chief Operating Officer since starting the trucking division of Carco Capital Corporation in 1983. From 1967 to 1983, Mr. Cottingham held various sales and management positions for Consolidated Freightways and Transcon, and he was part owner of G & J Trucking of Fort Smith, Arkansas.

    Brandon D. Cox has served as Vice President, Sales and Marketing since May 2002. He worked in USA Truck's operations department from June 1994 until May 2002, most recently as Director of Operations from February 2002 until May 2002. Mr. Cox served as Manager of Special Projects in the operations department from February 1998 until February 2002.

     Dwain R. Key has served as Vice President, Dedicated Services/Logistics since November 2000. He also served as Vice President, Corporate Development from January 1998 until November 2000. He has been employed with the Company since June 1987. Mr. Key served as Director, Information Services and Economic Analysis from December 1993 until January 1998. From June 1990 until December 1993, he served as Manager, Data Processing.

     Garry R. Lewis has served as Vice President, Operations since February 2002. He served as Director of Operations from December 1986 to February 2002. He was employed by ABF Freight for 11 years, most recently as Director of Operations of the SCAT Division, a truckload operation, from 1982 to 1986.

     All executive officers of the Company are elected annually by the Board of Directors to serve until the next Annual Meeting of the Board and until their respective successors are chosen and qualified.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     The following paragraphs constitute the report of the Executive Compensation Committee of the Board of Directors (the "Committee") on executive compensation policies for fiscal year 2002. In accordance with Securities and Exchange Commission (the "Commission") rules, this report shall not be deemed to be incorporated by reference into any statements or reports filed by the Company with the Commission that do not specifically incorporate this report by reference, notwithstanding the incorporation of this Proxy Statement into any such reports.

     The Committee administers the compensation program for executive officers and other management level employees of the Company and makes all related decisions, except for decisions pertaining to the grant of options. The Employee Stock Option Committee makes decisions pertaining to the grant of options.

     The principal elements of the compensation program for executive officers are base salary, performance-based annual incentives and options granted under the Company's Employee Stock Option Plan (the "Option Plan"). The goals of the program are to give the executive officers incentives to work toward the improved financial performance of the Company and to reward them for their contributions to the Company's success. The program is also designed to retain the Company's key executives, each of whom plays an important role in enabling the Company to maintain its commitment to premium service to its customers and its high standards of efficiency, productivity and safety. For a summary of 2002 compensation, see the Summary Compensation Table under the heading "Executive Compensation Tables" below.

     Annual salaries for the Company's executive officers, including the CEO, are generally reviewed in October of each year based on a number of factors, both objective and subjective. Objective factors considered include increases in the cost of living, the Company's current performance and, to a lesser extent, the Company's overall historical performance, although no specific formulas based on such factors are used to determine salaries. Salary decisions are based primarily on the Committee's subjective analysis of the factors contributing to the Company's long-term success and of the executives' individual contributions to such success.

     Cash incentive payments based on the Company's performance may be awarded to the executive officers under an incentive compensation plan. Under this plan, a specified percentage of the Company's pre-tax profit for the year is distributed annually to the executive officers in proportion to their base salaries. Thus, whether the executive officers' total pay is comparable to the compensation of executives with similar responsibilities at comparable companies may vary from year to year depending upon the Company's performance. For 2000, 2001 and 2002, pre-tax profit was not sufficient to generate incentive payments for executive officers and, therefore, none were paid.

     All seven executive officers currently hold incentive stock options granted to them in October 2000. These options will vest in three increments, and each increment will be exercisable for a period of three years after vesting. All seven executive officers also currently hold incentive stock options granted to them in January 2002. The options granted to six of the executive officers vest in three increments, and each increment will be exercisable for a period of three years after vesting. The options granted to the remaining executive officer vest in three increments, and the first increment will be exercisable for a period of three years, the second increment for two years and the third increment for one year. All of these options, which were granted with exercise prices greater than or equal to the market value of the Company's Common Stock at the time of grant, will have value to the officers only to the extent that the market value of the Common Stock exceeds the exercise price at the time of exercise. Thus, the Committee believes that the extended vesting schedules and limited exercise periods of the options will encourage the optionees not only to remain with the Company but also to seek to enhance the value of the Company's stock through improvements in the Company's performance and to sustain such improvements throughout the terms of the options.

     Additional elements of the executive officers' compensation, which are not performance-based, are matching contributions by the Company under the Company's 401(k) plan and life insurance premiums paid by the Company on behalf of the executives.

     The CEO's salary is determined based on the factors and analysis described above. Specific factors considered by the Committee in establishing the CEO's salary include his current responsibilities with the Company, certain key performance ratios and his continuing contributions to the successful expansion of the Company's operations and its financial growth over recent periods. The Committee determined it prudent to increase the CEO's salary in 2003 based, in part, on the progress the Company has made to improve its operating performance over the last two years, and, in part, on the fact that the CEO's salary remained unchanged from 1994 to 2002 while industry peers of similar size and operating performance steadily increased their CEO's base compensation. Further, the Committee opted to reduce the amount of incentive compensation available to the CEO, thus decreasing the overall compensation available to the CEO while increasing the base salary. The Committee believes that the CEO's 2003 base compensation, though generally still below that of industry peers, reflects a fair level of compensation given the Company's current level of profitability.

                        By the Members of the Executive Compensation Committee:

                        James B. Speed (Chairman)
                        Roland S. Boreham, Jr.
                        Jim L. Hanna

EXECUTIVE COMPENSATION TABLES

     The following table sets forth certain information with respect to annual and long-term compensation paid or awarded to the Company's CEO and the three other most highly compensated executive officers for or with respect to the three fiscal years ended December 31, 2002. The four executive officers listed below are the only executive officers whose total salary and bonus exceeded $100,000 in 2002.

                                                                 SUMMARY COMPENSATION TABLE
                                    -------------------------------------------------------------------------------------
                                           ANNUAL COMPENSATION
                                    -----------------------------------           LONG-TERM
                                                                                COMPENSATION
                                                                              ------------------
                                                                                   AWARDS
                                                                              ------------------
                                                                                  SECURITIES                ALL OTHER
       NAME AND PRINCIPAL                         SALARY       BONUS             UNDERLYING               COMPENSATION
            POSITION                 YEAR          ($)         ($)(1)            OPTIONS(#)                  ($)(2)
-------------------------------     -------     ----------    ---------       ------------------        -----------------

Robert M. Powell, Chairman of        2002        164,352         --                  --                      8,058
the Board and CEO                    2001        164,352         --                  --                      7,786
                                     2000        164,352         --                16,000                    6,913

Jerry D. Orler, President            2002        131,484         --                  --                      5,025
                                     2001        131,484         --                  --                      5,025
                                     2000        131,484         --                16,000                    4,661

Garry R. Lewis, Vice                 2002        105,750         --                  --                      3,857
President, Operations                2001        81,000          --                  --                      3,155
                                     2000        81,000          --                 8,000                    4,077

Jerry W. Cottingham, Vice            2002        96,000          --                  --                      7,658
President, Dedicated                 2001        96,000          --                  --                      3,109
Services/Logistics-Sales             2000        96,000          --                 8,000                    3,572

--------------

(1) Represents cash incentives earned by the executive officers pursuant to the Company's Incentive Compensation Plan for services rendered in the years indicated.

(2) The amounts shown for 2002 represent matching contributions under the Company's 401(k) Plan in the benefit of Mr. Powell ($3,415), Mr. Orler ($2,706), Mr. Lewis ($2,209) and Mr. Cottingham ($2,015) and the dollar value of life insurance premiums paid by the Company in 2002 for the benefit of Mr. Powell ($4,643), Mr. Orler ($2,319), Mr. Lewis ($1,648) and Mr. Cottingham ($5,643).

STOCK OPTION GRANTS

     The following table sets forth certain information relating to options granted under the Company's Employee Stock Option Plan to the named executive officers in 2002.

                           EMPLOYEE STOCK OPTION PLAN
               OPTIONS GRANTED DURING YEAR ENDED DECEMBER 31, 2002
               ---------------------------------------------------


                                                                                                  POTENTIAL
                                                                                             REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL
                                                                                                 STOCK PRICE
                                               INDIVIDUAL GRANTS                               FOR OPTION TERM
                           -----------------------------------------------------------    --------------------------
                              NUMBER OF        PERCENT OF
                             SECURITIES       TOTAL OPTIONS
                             UNDERLYING        GRANTED TO       EXERCISE
                               OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION
          NAME               GRANTED (#)       FISCAL YEAR       ($/SH)        DATE         5% (2)       10% (3)
          ----             ---------------     -----------      --------    ----------      ------       -------

Robert M. Powell                5,700             7.28%          13.31       01/29/09      106,818       147,801
Jerry D. Orler                  5,700             7.28%          12.10       01/29/09       97,128       134,463
Garry R. Lewis                  5,700             7.28%          12.10       01/29/09       97,128       134,463
Jerry W. Cottingham             5,700             7.28%          12.10       01/29/09       97,128       134,463


---------------

(1) All options are incentive stock options. The options granted to Mr. Powell, Mr. Orler, Mr. Lewis and Mr. Cottingham will vest with respect to 1,900 shares on January 30, 2004, 1,900 shares on January 30, 2005 and 1,900 shares on January 30, 2006. The exercise period for each such increment will be three years, except for the options granted to Mr. Powell vest in three increments, and the first increment will be exercisable for a period of three years, the second increment for two years and the third increment for one year. Such options were granted to the named executive officers on January 30, 2002, at an exercise price equal to the fair market value of the Common Stock on the date of grant except for the options that were granted to Mr. Powell were granted at an exercise price equal to 110% of the fair market value of the Common Stock on the date of grant.

(2) Based on the hypothetical appreciation of the market price of the Company's Common Stock at an assumed rate of 5%, compounded annually over the respective terms of the options. Such appreciation of the options granted to Mr. Powell, if achieved, would result in an increase in the per share market price of the Common Stock from $13.31 to $18.74. Such appreciation of the options granted to Mr. Orler, Mr. Lewis and Mr. Cottingham if achieved, would result in an increase in the per share market price of the Common Stock from $12.10 to $17.04.

(3) Based on the hypothetical appreciation of the market price of the Company's Common Stock at an assumed rate of 10%, compounded annually over the respective terms of the options. Such appreciation of the options granted to Mr. Powell, if achieved, would result in an increase in the per share market price of the Common Stock from $13.31 to $25.93. Such appreciation of the options granted to Mr. Orler, Mr. Lewis and Mr. Cottingham if achieved, would result in an increase in the per share market price of the Common Stock from $12.10 to $23.59.

STOCK OPTION EXERCISES AND YEAR-END VALUES

                                                  EMPLOYEE STOCK OPTION PLAN
                                                AGGREGATED OPTION EXERCISES IN
                                             LAST FISCAL YEAR AND FISCAL YEAR-END
                                                        OPTION VALUES
-------------------------------------------------------------------------------------------------------------------------------
                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING                     VALUE OF UNEXERCISED
                                 SHARES                             UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS AT
                                ACQUIRED           VALUE            AT FISCAL YEAR-END                    FISCAL YEAR-END
                               ON EXERCISE        REALIZED       EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
          NAME                     (#)            ($) (1)                   (#)                               ($) (2)
-------------------------    --------------     -----------    ------------------------------    ------------------------------
Robert M. Powell                        --              --           5,000   /     16,700              5,355   /      11,781
Jerry D. Orler                      32,000         213,600           5,000   /     16,700              8,055   /      17,721
Garry R. Lewis                          --              --           2,600   /     11,100              4,189   /       8,699
Jerry W. Cottingham                     --              --           2,600   /     11,100              4,189   /       8,699

----------

(1) Market value of the Common Stock on the exercise date less the exercise price, multiplied by the number of shares acquired upon exercise.
(2) Market value of the Common Stock at December 31, 2002 less the option exercise price, multiplied by the number of shares.

COMPARISON OF RETURN ON EQUITY

     The following graph reflects the total return, which assumes reinvestment of dividends, of a $100 investment in USA Truck Common Stock, the Dow Jones Equity Market Index, and the Dow Jones Trucking Index on December 31, 1997. The graph is based on an initial investment in USA Truck Common Stock at $11.75 per share, the closing sale price of the Common Stock on such date.

                  COMPARISON OF ANNUAL CUMULATIVE TOTAL RETURN
Among USA Truck, Inc., Dow Jones Equity Market Index & Dow Jones Trucking Index

                                    (GRAPH)

                                      12/31/97  12/31/98   12/31/99  12/31/00   12/31/01  12/31/02
------------------------------------- --------- ---------- --------- ---------- --------- ----------

[ ] USA TRUCK, INC.                     100         99        67         47        93         60
o   DOW JONES EQUITY MARKET INDEX       100        125       153        139       122         95
[X] DOW JONES TRUCKING INDEX            100        106       109        109       122        132

                            COMPENSATION OF DIRECTORS

     The Company pays each director who is not an employee of the Company a fee of $1,500 per quarter plus $500 per quarter for members of the Audit Committee and reimburses all directors for reasonable expenses they may incur attending Board or committee meetings.

     The Company's 1997 Nonqualified Stock Option Plan for Non-employee Directors of the Company (the "Directors' Plan") provides for the grant to directors, who are not officers or employees of the Company or its affiliates, of nontransferable, nonqualified options to purchase Common Stock. A maximum of 25,000 shares of Common Stock may be issued under the Directors' Plan, which will terminate ten years after the date of its adoption unless sooner terminated by the Board. The Non-employee Director Stock Option Committee, which consists of two or more members of the Board, a majority of which may not be non-employee directors, administers the Directors' Plan. The committee has discretion to interpret the Directors' Plan and to determine the directors to whom options are granted, the date of grant of each option, the number of shares subject thereto and the nature of restrictions, if any, on such shares. The committee determines the periods during which each option will be exercisable, provided that no option may vest less than six months or more than three years after grant or be exercisable more than five years after grant (or after certain earlier dates following termination of service). The per share exercise price of each option, which must be paid in cash, is also set by the committee, but may not be less than the fair market value of a share of Common Stock on the date of grant.

     During 2002, no options were granted under the Directors' Plan.

     Directors who are employees of the Company are eligible to be granted options under the Company's Employee Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Executive Compensation Committee of the Board of Directors are James B. Speed (Chairman), Roland S. Boreham, Jr. and Jim L. Hanna. Mr. Speed served as Chairman of the Board of the Company from December 1988 to October 2000. Mr. Boreham is the Chairman of the Board of Baldor Electric Company, and Baldor Electric Company is party to a contract with the Company whereby the Company transports products manufactured by Baldor Electric Company. See "Certain Transactions."

                               INDEPENDENT AUDITOR

     Ernst & Young LLP has been the independent auditor for the Company since 1989.

     The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the years ended December 31, 2002 and 2001, and fees billed for other services rendered by Ernst & Young during 2002 and 2001.

                                                                          2002           2001
                                                                        ----------     ----------
Audit Fees (a)                                                        $    58,500    $    54,000
Financial Information Systems Design and Implementation Fees          $        --    $        --
All Other Fees:                                                       $              $
     Audit-related Fees (b)                                           $     2,200    $     2,000
     Tax Fees (c)                                                     $    28,988    $    37,000
     Other Fees (d)                                                   $        --    $     1,500

------------

(a) Fees and expenses paid to Ernst & Young for (i) the audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K; (ii) the reviews of the interim consolidated financial information included in the Company's Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and consents.

(b)  Fees and expenses paid to Ernst & Young for other attestation services.

(c) Fees and expenses paid to Ernst & Young for (i) tax compliance; (ii) tax planning; and (iii) tax advice.

(d)  Fees and expenses associated with analyzing driver turnover.

    Although the Audit Committee has been informed of the types of services Ernst & Young has been rendering to the Company and has determined that Ernst & Young providing those services has been compatible with its maintaining its independence as to the Company, until May 7, 2003, the Audit Committee did not pre-approve all services rendered by Ernst & Young. Beginning May 7, 2003, our Audit Committee will select the firm that audits our financial statements, will determine the compensation of that firm, and will pre-approve all services of any type that firm renders to the Company. A representative of Ernst & Young LLP will be present at the 2003 Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

REPORT OF AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee's actions are governed by a written charter, which has been adopted by the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealer's listing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independent Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     The Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AV Section 380), as well as the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings and four conference calls during the fiscal year 2002.

     In reliance on the reviews and discussions referred to above, and after receiving and reviewing the written disclosures and the letter from the independent accountants as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee has appointed the Company's independent auditors for the 2003 calendar year.

                                         By the Members of the Audit Committee:

                                         Terry A. Elliott (Chairman)
                                         Joe D. Powers
                                         Roland S. Boreham, Jr.

                              CERTAIN TRANSACTIONS

     The Company has a long-standing policy of not making loans to officers, directors or affiliates of the Company. The Company's policy further prohibits the making of loans or entering into leases, equipment purchase agreements or other contracts with officers, directors or affiliates of the Company unless a majority of the Board of Directors, and a majority of the disinterested directors, determine that the transaction is reasonable, in the best interest of the Company and on terms no less favorable than could be obtained from an unrelated third party.

     The Company is a party to a contract with Alpha Delta Aviation, Inc. pursuant to which the Company receives aircraft charter service for the transportation of employees in connection with Company business. Robert M. Powell, Chairman and CEO of the Company, is the owner of Alpha Delta Aviation, Inc. This contract was unanimously approved by the Board of Directors, with Mr. Powell abstaining, and is reviewed annually by the Board of Directors. The Board reviews, on a regular basis, rates charged for similar services by third parties in the relevant market area and has concluded that the terms of this contract are no less favorable than the Company could obtain from an unrelated third party. In 2002, the total amount paid by the Company to Alpha Delta Aviation, Inc. under this contract was $81,529.

     The Company is a party to a contract with Baldor Electric Company pursuant to which the Company transports products manufactured by Baldor Electric Company. Roland S. Boreham, Jr., Director of the Company, is the Chairman of the Board of Baldor Electric Company. This contract was unanimously approved by the Board of Directors, with Mr. Boreham abstaining, and is reviewed annually by the Board of Directors. The Board reviews, on a regular basis, rates charged for similar services by third parties in the relevant market area and has concluded that the terms of this contract are no less favorable than the Company would require from an unrelated third party. In 2002, the total amount received by the Company from Baldor Electric Company under this contract was $151,516.

    On December 31, 2002, the Company entered into a contract with IKON Office Solutions, Inc. ("Ikon"), for the provision of certain printing equipment and maintenance of such equipment (the "Service Contract"). Under the Service Contract the Company will pay a minimum of $101,000 per year for 3.25 years for the Service Contract. One of the Sales Representatives for Ikon that negotiated the contract between Ikon and the Company is also the brother of Clifton R. Beckham, the Company's Vice President of Finance, CFO and Secretary. The contract was negotiated by other officers of the Company with knowledge of the relationship between Clifton R. Beckham and that Sales Representative. The Company does not have knowledge of that Sales Representative's interest in the transaction. The Company previously owned all the equipment that Ikon now provides as stated in the terms of the Service Contract. The Company entered into this contract with Ikon because it believes that Ikon can provide its printing equipment and maintenance of such equipment cheaper than the Company can provide such printing equipment and maintenance itself.

                            SECTION 16(a) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, the Company believes that during fiscal 2002, all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

                              STOCKHOLDER PROPOSALS

     The 2004 Annual Meeting of the Company is tentatively scheduled to be held during the first week of May 2004. The bylaws of the Company provide that to be considered for inclusion in the proxy material for an annual meeting, stockholder proposals, including proposals nominating persons for election to the Board of Directors of the Company, must be received at the Company's principal executive offices no later than 120 days prior to the date the Company's proxy statement will be released to stockholders in connection with the Annual Meeting held in the preceding year. Accordingly, proposals submitted for inclusion in the proxy statement relating to the 2004 Annual Meeting must be received by the Company no later than December 1, 2003. Any such proposal must be set forth in a notice containing certain information specified in the bylaws. The bylaws also provide that, to be eligible to submit such a proposal, a stockholder must be the record or beneficial owner of at least 1% or $1,000 in market value of the shares of stock entitled to be voted at the Annual Meeting and must have held such shares for at least one year. If the date of the 2004 Annual Meeting is changed by more than 30 calendar days from the date contemplated by this paragraph, a stockholder proposal must be received by the Company within a reasonable amount of time before the proxy statement for such meeting is sent to stockholders to be considered for inclusion.

                                  OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented to the stockholders for action at the 2003 Annual Meeting. Should other business come before the 2003 Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          CLIFTON R. BECKHAM
                                          Secretary


April 16, 2003



     UPON WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S 2002 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO CLIFTON R. BECKHAM, SECRETARY OF THE COMPANY, AT THE COMPANY'S EXECUTIVE OFFICES, 3200 INDUSTRIAL PARK ROAD, VAN BUREN, ARKANSAS 72956. THE WRITTEN REQUEST MUST STATE THAT AS OF FEBRUARY 19, 2003 THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SHARES OF THE COMMON STOCK OF THE COMPANY.

                                 USA TRUCK, INC.
              3200 INDUSTRIAL PARK ROAD, VAN BUREN, ARKANSAS 72956
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 7. 2003

     The undersigned stockholder(s) of USA TRUCK, INC. hereby appoint(s) ROBERT
M. POWELL and JERRY D. ORLER, and each or either of them, the true and lawful attorneys-in-fact and proxies for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Stockholders to be held on May 7, 2003, at 10:00 a.m., Central Time, and at any adjournments thereof, for the transaction of the following business:

Please mark boxes [X] in blue or black ink.

Election of Three (3) Class II directors for a term of office expiring at the 2006 Annual Meeting of Stockholders:

              [ ]  FOR the nominee listed below

              [ ]  WITHHOLD AUTHORITY to vote for the nominee listed below.

                           Roland S. Boreham, Jr.





              [ ]  FOR the nominee listed below

              [ ]  WITHHOLD AUTHORITY to vote for the nominee listed below.

                           Terry A. Elliott









              [ ]  FOR the nominee listed below

              [ ]  WITHHOLD AUTHORITY to vote for the nominee listed below.


                           Jerry D. Orler








                                     (FRONT)

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE ABOVE NOMINEES. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                  Please sign, date, and return this proxy as soon as possible.

                  Dated:                                            , 2003
                        --------------------------------------------

                  -------------------------------------------------------------
                                       (Signature)


                  -------------------------------------------------------------
                                       (Signature)

                  (Please sign exactly as name(s) appear(s) at left. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)







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